Exhibit 99.1
NEWS RELEASE

Access Plans USA, Inc. Announces Agreement To Merge
With Alliance HealthCard, Inc.

For Immediate Release
November 13, 2008 — Irving, TX — Access Plans USA, Inc. (NASDAQ: AUSA), a developer and nationwide distributor of quality affordable consumer driven healthcare programs, announced today that it has entered into a definitive agreement to merge with Alliance HealthCard, Inc., a national marketing company specializing in the distribution of a broad range of discount savings plans, including discount medical plans.
The agreement provides that at closing, Alliance will issue up to 7.25 million of its common stock shares to Access Plans shareholders. Immediately after closing, which is anticipated to occur during the first calendar quarter of 2009, it is expected that Access Plans shareholders will own approximately one-third of the outstanding Alliance common stock shares.
Alliance is the largest membership plan provider in the specialty rent-to-own market space and over the past year has diversified and grown its revenue by broadening its distribution of savings plans through new wholesale and retail relationships. For the fiscal nine-month period ended June 30, 2008, Alliance achieved a pre-tax operating income margin of 22% and recorded net income of $2.3 million. Alliance is based in Norman, Oklahoma, and trades on the Over-the-Counter Bulletin Board under the symbol: ALHC.
“We are excited about this opportunity,” said Access Plans’ Interim CEO, Ian Stuart. “We expect our shareholders will benefit from expected continued Alliance earnings power growth. Anticipated gains from this merger include:
•	Strengthening our sales and marketing organization and providing additional financial support to fund growth — Alliance has a strong sales and marketing management team with an excellent track record in the discount medical savings market;

•	Leveraging each company’s respective markets and provider relationships to generate additional revenue and earnings growth;

•	The opportunity to reduce costs through consolidation of overhead and operational functions; and

•	Creating a larger company with the platform and management expertise to generate continued revenue and earnings growth, along with the opportunity to pursue accretive acquisitions.”
Alliance CEO, Danny Wright, who will become the CEO of the merged company, stated, “Alliance has, through organic growth and accretive acquisitions, taken giant steps forward the past two years to position itself for generating growth and value to the investment community.” He continued: “We view this merger as an outstanding vehicle to make this profile better known to the investment community and noted that operating results for the most recent 12 months demonstrate effectively the fundamentals which normally drive share price.”
In conclusion, Wright stated, “With this merger, the two companies will drive profitable top line revenue growth, additionally enhance net income through consolidation, and deliver substantial float for greater share trading volume, thereby giving the current shareholders of both AUSA and Alliance a prime position for a quality return on their investment.”
The closing of the transaction is contingent on approval by Access Plans’ shareholders, Access Plans’ expected divestiture of its Regional Healthcare Division, and other matters.
Access Plans also announced that its annual meeting for shareholders will occur on December 30, 2008, in Irving, Texas.
About Access Plans USA
Access Plans USA (NASDAQ: AUSA) distributes a broad array of health insurance products to individuals and families and non-insurance health care discount programs to affordably address the needs of uninsured or underinsured individuals. The company is committed to providing products and administrative services that work for our customers. For more information on Access Plans USA, Inc. please visit: www.accessplansusa.com.
About Alliance HealthCard
Alliance HealthCard (OTC BB:ALHC.OB) is a leading provider of consumer membership plans offering access to networks which provide discounts to the consumer on a variety of products and services ranging from medical, dental and pharmacy to groceries, restaurants, travel, automotive and a host of others. The company also designs and markets in its consumer packages specialty insurance and warranty products primarily through retail, rent-to-own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance and billing. For more information on Alliance HealthCard, Inc. please visit: www.alliancehealthcard.com.
Disclaimer
Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, and by discussions of strategies that involve risks and uncertainties. Access Plans USA, Inc. actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and each of the Quarterly Reports on Form 10-Q filed since such date. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact: Nancy Zalud Access Plans USA 972-915-3218 nzalud@accessplansusa.com	Contact: Tom Kiser Alliance Healthcard 770-734-9255; ext 206 tkiser@alliancehealthcard.com